 EXHIBIT 99.1

Hi-Tech Pharmacal Launches Authorized Generic of
Warner Chilcott's Dovonex® Scalp Solution

AMITYVILLE, N.Y.—May 9, 2008--Hi-Tech Pharmacal Co., Inc. (NASDAQ:HITK) announced today that it entered into a distribution and supply agreement with a subsidiary of Warner Chilcott Limited (NASDAQ: WCRX) to market the authorized generic version of Warner Chilcott’s Dovonex® Scalp Solution (calcipotriene solution 0.005%). It is indicated for the topical treatment of psoriasis of the scalp. According to IMS, Dovonex® Scalp Solution had sales of approximately $18 million in 2007. Hi-Tech will pay Warner Chilcott a portion of the profits from the sale of the authorized generic product. Hi-Tech will begin shipping generic calcipotriene scalp solution under its label immediately.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Bill Peters Tel. (631) 789-8228 www.hitechpharm.com